3: DIRECTORS

EXHIBIT C

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF CDPQ FINANCIAL SERVICES INC.
DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Henri-Paul Rousseau	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7
André Bourbonnais	CDPQ Financial Services Inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Claude Dalphond	Centre de commerce mondial 393, St-Jacques, Suite 247 Montréal (Québec) H2Y 1N9
François Geoffrion	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	Executive Vice-President, CDP Group Strategic Development
Gilles Godbout	Ministère des Finances 12, rue St-Louis Québec (Québec) G1R 5L3	Deputy Minister
Nicole Lacombe	Gestion de portefeuille Natcan 1100, rue Université, Suite 400 Montréal (Québec) H3B 2G7	Portfolio Manager
Nancy Orr-Gaucher	Le Groupe Dynamis inc. 1, Place Ville-Marie, Suite 2228 Montréal (Québec) H3B 3M4	President
Gaston Pelletier	Korges inc. 425, de Maisonneuve West, Suite 1740 Montréal (Québec) H3A 3G5	President
Élaine Phénix	Phénix Capital Inc. 500, Place d'Armes, Suite 1900 Montréal (Québec) H2Y 2W2	President
Claude Séguin	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	President , CDP Private Equity and Executive Vice-President, CDP Group

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Claude Séguin	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	President, CDP Private Equity and Executive Vice-President, CDP Group
André Bourbonnais	CDPQ Financial Services Inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Paul-Henri Couture	CDPQ Financial Services Inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	Vice-President
Bertrand Lauzon	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	Vice-President, Finance and Control
Ginette Depelteau	Same	Secretary